EXHIBIT 5.1

[CLEARY, GOTTLIEB, STEEN & HAMILTON letterhead]

Writer’s Direct Dial: (212) 225-2420

E-Mail: sshalen@cgsh.com

January 2, 2004

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ON Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s Common Stock, par value $.01 per share (the “Securities”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that:

1.  The Securities being registered for sale by the Company have been duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with due action of the Board of Directors of the Company or a duly constituted committee thereof, will be validly issued, fully paid and nonassessable.

2.  The Securities being registered for sale by TPG Advisors II, Inc., the selling stockholder, have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:	/s/ STEPHEN H. SHALEN

Stephen H. Shalen, a partner